CORPORATE SERVICES AGREEMENT

This Corporate Services Agreement (the “Agreement) is made and effective as of this ___ day of December 2021 (the “Effective Date”), by and between J.P. Carey Limited Partners L.P, a Georgia limited partnership (the “Advisor”), and Health Advance Inc., a Wyoming corporation (the “Company”).

WHEREAS, the Company desires to have Advisor provide certain Corporate services, as specifically set forth on Exhibit A attached this Agreement (collectively, the “Services”) pursuant to the terms and conditions of this Agreement;

WHEREAS, Advisor desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto intending to be legally bound, agree as follows:

1.APPOINTMENT OF ADVISOR_AS CORPORATE ADVISOR.  The Company grants to Advisor for the term of this Agreement, the authority to provide to the Company, on a non-exclusive basis, corporate services described herein upon the terms and conditions set forth in this Agreement.

2.ADVISOR SERVICES.  Advisor, in its capacity as an independent contractor, will provide Services to the Company during the term of this Agreement when and as reasonably requested by the Company. The Company acknowledges that Advisor will limit its role under this Agreement to that of an advisor, and that Advisor is not, and will not become, engaged in the business of: (i) assisting or effecting securities transactions, directly or indirectly, for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal, auditing or other services except as specifically set forth in this or any other Agreement.

3.COMPENSATION TO ADVISOR. As compensation for providing the services, the Company agrees to issue to Advisor One Million Two Hundred Thousand (1,200,000) shares of common stock of the Company (the “Shares”).  The Company agrees and acknowledges that the Shares are fully earned as of the Effective Date of this Agreement in consideration of Advisor’s execution of this Agreement and concomitant acceptance of his duties as set forth in this Agreement, the full execution of which will limit the advisor’s ability to engage in other potential advisory relationships with other parties. The Company hereby agrees to furnish any documentation necessary for the Advisor to deposit the shares underlying the Shares with a FINRA registered broker/dealer once any applicable holding period has elapsed.

4.PROHIBITED SERVICES.  The Advisor shall not: (i) discuss, advise and/or negotiate any of the terms of any securities transaction (“Offering”); (ii) participate in any advertisement, endorsement, or general solicitation in connection with any Offering; (iii) participate in the preparation of any materials in connection with any Offering; (iv) perform any independent analysis of any Offering; (v) engage in any “due diligence” activities in connection with any Offering; (vi) assist with or provide financing for the Company (to consummate an Offering); (vii) provide advice as to the valuation or financial advisability in connection with any Offering; or (viii) handle any funds or securities in connection with any Offering. Nothing in this Agreement permits the Advisor to act, nor will the Advisor act, as a securities “dealer,” “broker/dealer” or “underwriter” as defined by the Federal and State securities laws (collectively, “Laws”).  The Company acknowledges that the Advisor is not a securities “dealer,” “broker/dealer” or “underwriter” as defined by the Laws.

5.CONFIDENTIALITY. The Advisor acknowledges that Advisor shall keep in confidence any information that the Company provides to Advisor pursuant to this Agreement. Notwithstanding the foregoing, Advisor shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Advisor; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Advisor in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Advisor by laws, rule or regulators. If Advisor is requested or required to disclose any information supplied to it by the Company, Advisor shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6.ADVISOR’S SERVICES TO OTHERS. The Company acknowledges that Advisor or its affiliates may provide services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Advisor in conducting such business with others, or in rendering such advice to others.

7.TERM OF AGREEMENT; TERMINATON: EFFECT THEREOF. The term of this Agreement shall be for one (1) year commencing on the date hereof, and shall automatically renew for successive one (1) year periods unless terminated by either party by written notice as provided for herein thirty (30) days prior to the end of the initial or any successive term, subject to this section.  Either party may terminate the Agreement for Cause.   “Cause” means the occurrence of any of the following events: (i) willful, continued and systematic failure to substantially perform duties or covenants set forth herein or in any agreement between the parties hereto; (ii) conduct that amounts to willful misconduct or gross negligence; (iii) fraud, misappropriation, dishonesty, embezzlement or similar conduct by one party against the other party.

8.EXPENSES.  Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Advisor may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Advisor within fifteen (15) days of Advisor presenting an invoice for such expenses, as long as such expenses are approved by the Company in writing in advance.

9.REPRESENTATIONS OF THE COMPANY.  The Company represents and warrants to Advisor that the disclosure documents filed with the Securities and Exchange Commission and/or OTCMarkets regarding the Company and its business, assets and liabilities are and will be true and correct and contain no material omission or misstatement of facts. The Company agrees to keep Advisor currently informed as to any changes in material fact regarding the Company, its business, its assets and liabilities, or any other matters referred to in the disclosure documents provided by the Company.

10.INDEPENDENT CONTRACTOR.  Advisor shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Advisor and Advisor shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

11.NO AGENCY CREATED.  No agency, employment, partnership or joint venture shall be created by this Agreement, as Advisor is an independent contractor. Advisor shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

12.INDEMNIFICATION.

a.The Company hereby represents and warrants that all information, if any, furnished by the Company or its representatives or made available to the Advisor by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading. The Company will indemnify, defend and hold harmless the Advisor, its affiliates, successors, assigns, agents, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Advisor against any loss or liability (including any legal fees and costs incurred in connection with such claim) arising from the Company's failure to perform its obligations hereunder.

b.The Advisor shall indemnify, defend and hold harmless the Company, its affiliates, successors, assigns, agents, officers, directors, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Company from and against any and all losses, claims, damages, liabilities, cost and expenses (including any reasonable legal fees and costs incurred in connection with such claim) to which such indemnified party may become subject as a breach of this Agreement by the Advisor.   Notwithstanding anything contained herein to the contrary, in no event shall Advisor be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the Advisor.

13.NOTICES.  Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

Health Advance Inc.

9131 KEELE STREET, SUITE A4

VAUGHAN, ONTARIO, L4K 0G7

CANADA

If to Advisor:

J.P. Carey Limited Partners L.P

800 Cooper Sandy Cove

Alpharetta, GA 30004

14.ASSIGNMENT.  This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment,

pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

15.CONFLICTING AGREEMENTS.  Advisor and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

16.NO WAIVER.  No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

17.GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia.

18.ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Advisor or any of its affiliates with respect to the subject matter of this Agreement.

19.PARAGRAPH HEADINGS.  Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

20.SURVIVAL OF PROVISIONS.  In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

21.BINDING EFFECT.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained herein.

22.ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

23.AUTHORIZED AGENT.  The persons executing this Agreement on behalf of the Company and Advisor hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

24.ADDITIONAL DOCUMENTS.  Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

25.COUNTERPARTS, TELEFACSIMILE, OR ELECTRONIC SCAN. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

J.P. CAREY LIMITED PARTNERS L.P

By:________________________________

Joseph Canouse

Manager of the Limited Partner

Health Advance Inc.

By:________________________________

Larry McLachlin

President

EXHIBIT A

Corporate services

Introduction to Regulation A professionals including attorney and assistance with Regulation A filing

EXHIBIT B

Form of Convertible Promissory Note